EXHIBIT (o)
                        AMAL Corporation and Subsidiaries
                       Consolidated Financial Statements

                                AMAL CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003
                         AND FOR EACH OF THE THREE YEARS
                      IN THE PERIOD ENDED DECEMBER 31, 2004
                        AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
AMAL Corporation
Lincoln, Nebraska

We have audited the accompanying consolidated balance sheets of AMAL Corporation and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AMAL Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Lincoln, Nebraska
October 31, 2005

                        AMAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                                           December 31

                                                                              --------------------------------------
                                                                                    2004                2003
                                                                              ------------------ -------------------
                                    ASSETS

Investments:

    Fixed maturity securities available for sale
      (amortized cost $410,914 - 2004 and $411,229 - 2003)                     $       420,055    $       422,813
    Equity securities available for sale
      (cost $1,184 - 2004 and $1,782 - 2003)                                             1,331              1,848
    Mortgage loans on real estate                                                       10,295             11,927
    Loans on insurance policies                                                         36,026             33,851
    Other investments                                                                    1,693              1,611
                                                                              ------------------ -------------------
                             Total Investments                                         469,400            472,050
                                                                              ------------------ -------------------

Cash and cash equivalents                                                               59,900             52,162
Accrued investment income                                                                5,899              6,085
Reinsurance receivable - affiliate                                                         135                117
Reinsurance recoverable                                                                    938              1,502
Prepaid reinsurance premiums                                                             5,456              5,134
Deferred policy acquisition costs                                                      191,966            189,453
Accounts receivable - affiliates                                                           869                144
Other assets                                                                             3,574              4,345
Separate accounts                                                                    1,916,448          1,862,977
                                                                              ------------------ -------------------
                             Total Assets                                      $     2,654,585    $     2,593,969
                                                                              ================== ===================




The accompanying notes are an integral part of these consolidated financial statements.

                        AMAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                                           December 31
                                                                              --------------------------------------
                                                                                    2004                2003
                                                                              ------------------ -------------------
                     LIABILITIES AND STOCKHOLDERS' EQUITY

Policy and contract reserves                                                   $         4,490    $         5,668
Policy and contract claims                                                               1,790              2,459
Accumulated contract values                                                            503,665            501,154
Unearned policy charges                                                                  8,046              6,754
Unearned reinsurance ceded allowance                                                     4,201              4,774
Current income tax payable                                                               1,630              2,565
Deferred income tax payable                                                             16,073             16,767
Accounts payable - affiliates                                                            5,186              9,636
Notes payable to stockholders                                                           10,000             10,000
Other liabilities                                                                        9,612             12,400
Separate accounts                                                                    1,916,448          1,862,977
                                                                              ------------------ -------------------
                             Total Liabilities                                       2,481,141          2,435,154
                                                                              ------------------ -------------------

COMMITMENTS AND CONTINGENCIES

Common stock, par value $1 per share, authorized 10,000 shares,
  126 shares issued and outstanding                                                          -                  -
Additional paid-in capital                                                              97,647             97,647
Retained earnings                                                                       74,909             60,129
Accumulated other comprehensive income                                                     888              1,039
                                                                              ------------------ -------------------
                             Total Stockholders' Equity                                173,444            158,815
                                                                              ------------------ -------------------

         Total Liabilities and Stockholders' Equity                            $     2,654,585    $     2,593,969
                                                                              ================== ===================


The accompanying notes are an integral part of these consolidated financial statements.

                        AMAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                              Years Ended December 31
                                                                ----------------------------------------------------
                                                                     2004              2003              2002
                                                                ----------------  ----------------  ----------------
INCOME:
Insurance revenues:
    Premiums                                                     $          419    $            2    $            9
    Contract charges                                                     73,244            69,799            69,072
    Premium - reinsurance ceded                                         (14,826)          (15,289)          (13,166)
    Reinsurance ceded allowance                                           4,820             4,815             4,753
Broker dealer revenues                                                   47,650            48,335            41,813
Service fees - affiliates                                                 2,906             2,420             3,410
Investment revenues:
    Net investment income                                                23,868            23,260            18,843
    Net realized gains (losses)                                              (5)              694              (475)
Other                                                                     2,239             1,564             1,526
                                                                ----------------  ----------------  ----------------
                                                                        140,315           135,600           125,785
                                                                ----------------  ----------------  ----------------

BENEFITS AND EXPENSES:
  Policy benefits:
    Death benefits                                                        5,617             5,074             5,522
    Interest credited                                                    17,419            18,894            17,771
    Change in policy and contract reserves                                  250            (3,597)            3,781
    Other                                                                   118               172               196
  Subadvisory fees                                                        2,051             2,001             2,418
  Sales and operating expenses                                           69,451            70,492            66,219
  Amortization of deferred policy acquisition costs                      26,665            19,165            31,963
                                                                ----------------  ----------------  ----------------
                                                                        121,571           112,201           127,870
                                                                ----------------  ----------------  ----------------

Income (loss) before income taxes and cumulative effect of
    change in accounting principle                                       18,744            23,399            (2,085)

Income taxes - current                                                    3,645             4,742            (2,036)
Income taxes - deferred                                                    (287)            1,429                 9
                                                                ----------------  ----------------  ----------------
      Total income tax expense (benefit)                                  3,358             6,171            (2,027)
                                                                ----------------  ----------------  ----------------

Income (loss) before cumulative effect of change in accounting
    principle                                                            15,386            17,228               (58)
                                                                ----------------  ----------------  ----------------
Cumulative effect of change in accounting principle (Note 1)               (606)                -                 -
                                                                ----------------  ----------------  ----------------
Net income(loss)                                                 $       14,780    $       17,228    $          (58)
                                                                ================  ================  ================


The accompanying notes are an integral part of these consolidated financial statements.

                        AMAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)

                                                                              Years Ended December 31
                                                                ----------------------------------------------------
                                                                     2004              2003              2002
                                                                ----------------  ----------------  ----------------
Net income (loss)                                                $       14,780    $       17,228    $          (58)
Other comprehensive income (loss), net of tax:
    Unrealized gains (losses) on securities:
      Unrealized holding gains (losses) arising
        during the period (net of deferred tax
        expense (benefit) of $83, ($270), and
        ($273) for 2004, 2003 and 2002, respectively)                      (154)              501               506
      Reclassification adjustment for (gains) losses
        included in net income (net of deferred tax
        benefit (expense) of $2, ($243), and $166
        for 2004, 2003 and 2002, respectively)                                3              (451)              309
                                                                ----------------  ----------------  ----------------
    Other comprehensive income (loss)                                      (151)               50               815
                                                                ----------------  ----------------  ----------------

Comprehensive income                                             $       14,629    $       17,278    $          757
                                                                ================  ================  ================





The accompanying notes are an integral part of these consolidated financial statements.

                        AMAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          (in thousands, except shares)

                                                                                                   Accumulated
                                                                      Additional                      Other
                                                Common Stock           Paid-in        Retained    Comprehensive
                                              Shares     Amount        Capital        Earnings        Income         Total
                                          -----------  -----------  -------------  -------------   ------------  -------------

Balance, January 1, 2002                         108    $       -    $    69,252    $    42,959     $      174    $  112,385

Net unrealized investment gain, net                -            -              -              -            815           815
Common control transactions (Note 5)              18            -         13,087              -              -        13,087
Capital contribution                               -            -         15,000              -              -        15,000
Net loss                                           -            -              -            (58)             -           (58)
                                          -----------  -----------  -------------  -------------   ------------  -------------

Balance, December 31, 2002                       126    $       -    $    97,339    $    42,901     $      989    $  141,229
Net unrealized investment gain, net                -            -              -              -             50            50
Common control transactions (Note 5)               -            -            308              -              -           308

Net income                                         -            -              -         17,228              -        17,228
                                          -----------  -----------  -------------  -------------   ------------  -------------

Balance, December 31, 2003                       126    $       -    $    97,647    $    60,129     $    1,039    $  158,815

Net unrealized investment loss, net                -            -              -              -           (151)         (151)
Net income                                         -            -              -         14,780              -        14,780
                                          -----------  -----------  -------------  -------------   ------------  -------------

Balance, December 31, 2004                       126    $       -    $    97,647    $    75,909     $      888    $  173,444
                                          ===========  ===========  =============  =============   ============  =============


The accompanying notes are an integral part of these consolidated financial statements.

                        AMAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                 Years Ended December 31
                                                                       ---------------------------------------------
                                                                           2004            2003           2002
                                                                       -------------- --------------- --------------
OPERATING ACTIVITIES
Net Income (loss)                                                       $     14,780   $     17,228    $        (58)
Adjustments to reconcile net income to net cash
  from operating activities:
    Amortization of deferred policy acquisition costs                         26,665         19,165          31,963
    Policy acquisition costs deferred                                        (29,409)       (27,046)        (27,471)
    Interest credited to accumulated contract values                          17,419         18,894          17,771
    Amortization of discounts or premiums                                      1,614          1,322             351
    Net realized (gains) losses on investment transactions                         5           (694)            475
    Deferred income taxes                                                       (287)         1,429               9
    Cumulative effect of change in accounting principle (Note 1)                 606              -               -
    Change in assets and liabilities:
      Accrued investment income                                                  186           (819)         (1,582)
      Reinsurance receivable-affiliate                                           (18)           194             208
      Reinsurance recoverable                                                    564           (699)            566
      Prepaid reinsurance premiums                                              (322)           907            (299)
      Accounts receivable - affiliates                                          (725)            98             (65)
      Other assets and other investments                                         689            882           1,815
      Policy and contract reserves                                               250         (3,597)          3,781
      Policy and contract claims                                                (669)         1,535             673
      Unearned policy charges                                                  1,292          1,327             874
      Unearned reinsurance ceded allowance                                      (573)          (538)           (604)
      Current income tax                                                        (935)         7,365          (1,030)
      Accounts payable - affiliates                                           (4,450)         4,560           2,572
      Other liabilities                                                       (2,788)         3,146            (910)
                                                                       -------------- --------------- --------------
    Net cash from operating activities                                        23,894         44,659          29,039
                                                                       -------------- --------------- --------------

INVESTING ACTIVITIES
    Purchase of investments:
      Fixed maturity securities available for sale                           (59,360)      (176,411)       (167,635)
      Equity securities available for sale                                         -           (760)              -
      Mortgage loans on real estate                                                -         (5,010)         (6,750)
    Proceeds from maturities or repayment of investments:
      Fixed maturity securities available for sale                            44,820         57,284          10,630
      Mortgage loans on real estate                                            1,636          2,317             400
    Proceeds from sales of investments:
      Fixed maturity securities available for sale                            13,196         31,839          34,233
      Equity securities available for sale                                       635              -           1,023
    Net change in loans on insurance policies                                 (2,175)          (251)           (355)
    Proceeds from common control transactions (Note 5)                             -            308           3,560
                                                                       -------------- --------------- --------------
    Net cash from investing activities                                        (1,248)       (90,684)       (124,894)
                                                                       -------------- --------------- --------------

The accompanying notes are an integral part of these consolidated financial statements.

                       AMAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                              Years Ended December 31
                                                                ----------------------------------------------------
                                                                     2004              2003              2002
                                                                ----------------  ----------------  ----------------
FINANCING ACTIVITIES
    Capital contribution                                         $            -    $            -    $       15,000
    Deposits credited to policyowner account balances                   904,949         1,602,818         2,725,362
    Withdrawals from policyowner account balances                      (919,857)       (1,581,957)       (2,625,622)
                                                                ----------------  ----------------  ----------------
    Net cash from financing activities                                  (14,908)           20,861           114,740
                                                                ----------------  ----------------  ----------------

INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS                           7,738           (25,164)           18,885

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                    52,162            77,326            58,441
                                                                ----------------  ----------------  ----------------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                  $       59,900    $       52,162    $       77,326
                                                                ================  ================  ================
Supplemental cash flow information:

Cash paid(refunded) for income taxes                             $        4,580    $       (2,622)   $         (994)

Non-cash transactions:
    Common control transactions (Note 5):
    Transfer of assets and liabilities from reinsurance
      transaction in exchange for Common Stock                   $            -    $            -    $        9,832
    Acquisition of The Advisors Group, Inc. in
      exchange for Common Stock                                               -                 -              (305)




The accompanying notes are an integral part of these consolidated financial statements.

                        AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AMAL Corporation is a holding company 52.41% owned by Ameritas Life Insurance Corp. (ALIC), 33.59% owned by AmerUs Life Insurance Company (AmerUs), 11.03% owned by Acacia Life Insurance Company (Acacia), and 2.97% owned by Acacia Financial Corporation (AFCO). After the close of business on December 31, 2003, Acacia National Life Insurance Company (Acacia National), a wholly owned subsidiary of Acacia, merged with Acacia whereby Acacia was retained as the name of the newly merged company. Prior to the merger, 7.43% of AMAL was owned by Acacia National and 3.6% was owned by Acacia. ALIC, Acacia and AFCO are all entities that are directly or indirectly wholly owned subsidiaries of Ameritas Holding Company (AHC).

Wholly owned subsidiaries of AMAL Corporation include Ameritas Variable Life Insurance Company (AVLIC), a stock life insurance company domiciled in the State of Nebraska which issues variable life insurance and fixed and variable annuity policies; Ameritas Investment Corp. (AIC), a registered broker dealer on a "fully disclosed basis" which also engages in underwriting municipal bonds and providing advisory services; and The Advisors Group, Inc. (TAG), a registered broker dealer and a registered investment advisor (beginning in June, 2002).

See Note 12 for ownership changes.

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements of AMAL Corporation and subsidiaries (the Company) has been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of AMAL Corporation and its subsidiaries, but exclude the effects of all material intercompany transactions.

USE OF ESTIMATES
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates susceptible to significant change include deferred policy acquisition costs, reserves, and income taxes.

RISKS AND UNCERTAINTIES
The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, interest rate risk, market risk, credit risk and legal and regulatory changes.

Interest rate risk is the potential for interest rates to change, which can cause fluctuations in the value of investments, the liabilities for future policy benefits and the carrying amount of deferred policy acquisition costs. Market risk is the potential for market values to change, which can cause fluctuations in certain future policy benefits and contract charges. Credit risk is the risk that issuers of investments owned by the Company may default or that other parties may not be able to pay amounts due to the Company. The Company is also subject to various state and Federal regulatory authorities. The potential exists for changes in regulatory initiatives which can result in additional, unanticipated impacts to the Company.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

RECLASSIFICATIONS
Certain items on the prior year financial statements have been reclassified to conform to current year presentation.

The principal accounting and reporting practices followed are:

INVESTMENTS
The Company classifies its securities into categories based upon the Company's intent relative to the eventual disposition of the securities. The first category, held to maturity, is for fixed maturity securities which the Company has the positive intent and ability to hold to maturity. These securities are carried at amortized cost. The second category, available for sale, is for fixed maturity securities and equity securities that may be sold to address the liquidity and other needs of the Company. Securities classified as available for sale are carried at fair value on the balance sheet with unrealized gains and losses excluded from operations and reported as a component of accumulated other comprehensive income, net of related deferred policy acquisition costs and income tax effects. The third category, trading, is for fixed maturity securities and equity securities acquired for the purpose of selling them in the near term and are carried at fair value. The Company has classified all of its securities as available for sale. Realized investment gains and losses on sales of securities are determined on the specific identification method.

For mortgage-backed securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated to reflect actual payments to date and anticipated future payments and any resulting adjustment is included in net investment income.

Accumulated other comprehensive income is comprised of the net unrealized gains on available for sale securities.

Mortgage loans on real estate are carried at amortized cost less an allowance for estimated uncollectible amounts except impaired loans which are measured at the present value of expected future cash flows, or alternatively, the observable market price or the fair value of the collateral. The Company has not recognized any impairments on loans as of December 31, 2004, 2003 and 2002.

Loans on insurance policies are carried at the unpaid principal balances.

Other investments include marketable securities and municipal warrants held by one of the broker dealer subsidiaries. Marketable securities are carried at market value determined using an independent pricing source and municipal warrants are valued at par which represents estimated fair value. Changes in the market value of these investments are included in investment income and cash flows resulting from net purchases and proceeds of these investments are included in operating activities in the consolidated statements of cash flows as a change in other assets.

The Company records write-offs or allowances for its investments based upon an evaluation of specific problem investments. The Company reviews, on a continual basis, all invested assets to identify investments where the Company may have a decline in fair value below cost.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

CASH EQUIVALENTS
The Company considers all highly liquid debt securities purchased with a remaining maturity of less than three months to be cash equivalents.

SEPARATE ACCOUNTS
The Company operates Separate Accounts on which the earnings or losses accrue exclusively to policyowners. The assets (mutual fund investments) and liabilities of each account are clearly identifiable and distinguishable from other assets and liabilities of the Company. Assets are reported at fair value.

PREMIUM REVENUE AND BENEFITS TO POLICYOWNERS
RECOGNITION OF UNIVERSAL LIFE-TYPE CONTRACTS REVENUE AND BENEFITS TO
POLICYOWNERS
Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. The terms that may be changed include one or more of the amounts assessed to the policyowner, premiums paid by the policyowner or interest accrued to policyowners' balances. Amounts received as payments for such contracts are reflected as deposits in accumulated contract values and are not reported as premium revenues.

Revenues for universal life-type policies consist of charges assessed against policy account values for deferred policy charges, mortality risk expense, the cost of insurance and policy administration. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

RECOGNITION OF INVESTMENT CONTRACT REVENUE AND BENEFITS TO POLICYOWNERS Contracts that do not subject the Company to risks arising from policyowner mortality or morbidity are referred to as investment contracts. Certain deferred annuities are considered investment contracts. Amounts received as payments for such contracts are reflected as deposits in accumulated contract values and are not reported as premium revenues.

Revenues for investment products consist of investment income and policy administration charges. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract balances and interest credited to contract balances.

RECOGNITION OF BROKER DEALER REVENUES
Revenues generated in the broker dealer subsidiaries consist of commissions from security transactions, underwriting fees and service and advisory fees. Securities transactions with and for customers are made on a fully disclosed basis with a clearing broker dealer or registered investment company, which carries the accounts of such customers. Purchases and sales of securities and related commission revenues and expenses are recognized at the time the trade is executed. Underwriting income arises from security offerings in which the Company acts as an underwriter or agent. Underwriting fees are recognized at the time the underwriting is completed and the income is reasonably determinable. Fees for general financial services and personal investment advisory services are recognized as they are earned.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

DEFERRED POLICY ACQUISITION COSTS
Those costs of acquiring new business, which vary with and are directly related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums. Such costs include commissions, certain costs of policy issuance and underwriting, and certain variable distribution expenses.

Costs deferred related to universal life-type policies and investment contracts are amortized generally over the lives of the policies, in relation to the present value of estimated gross profits from mortality, investment and expense margins. The estimated gross profits are reviewed and adjusted periodically based on actual experience and changes in assumptions.

A roll-forward of the amounts reflected in the consolidated balance sheets as deferred policy acquisition costs is as follows:

                                                                            Years Ended December 31
                                                             -------------------------------------------------------
                                                                    2004              2003              2002
--------------------------------------------------------------------------------------------------------------------
Beginning balance                                             $       189,453   $       180,326   $       164,234
Change in accounting principle (Note 1)                                (2,360)                -                 -
Acacia National reinsurance transaction (Note 5)                            -                 -            29,785
Acquisition costs deferred                                             29,409            27,046            27,471
Amortization of deferred policy acquisition costs                     (26,665)          (19,165)          (31,963)
Adjustment for unrealized investment (gain)loss                         2,129             1,246            (9,201)
--------------------------------------------------------------------------------------------------------------------
Ending balance                                                $       191,966   $       189,453   $       180,326
--------------------------------------------------------------------------------------------------------------------

To the extent that unrealized gains or losses on available for sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized investment gains or losses included in accumulated other comprehensive income.

POLICY AND CONTRACT RESERVES AND ACCUMULATED CONTRACT VALUES
Liabilities for future policy and contract benefits left with the Company on variable universal life and variable annuity-type contracts are based on the policy account balance, and are shown as accumulated contract values. In addition, the Company carries as policy and contract reserves a liability for additional coverages offered under policy riders.

INCOME TAXES
The Company files a consolidated life/non-life tax return with its subsidiaries. An agreement among the members of the consolidated group provides for distribution of the consolidated income tax results as if filed on a separate income tax return basis. The current income tax expense or benefit (including effects of capital gains and losses and net operating losses) is apportioned generally on a sub-group (life/non-life) basis.

The provision for income taxes includes amounts currently payable and deferred income taxes resulting from the cumulative differences in assets and liabilities determined on a tax return and financial statement basis at the current enacted tax rates.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

INCOME TAXES (continued)
The Company is subject to tax-related audits in the normal course of operations. In accordance with Financial Accounting Standards Board Statement No. 5, Accounting for Contingencies (FAS 5), the Company records a contingency for these tax-related matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that the Company has appropriate reserves recorded on the balance sheet. These reserves are based on judgment made by management with respect to the likely outcome of these matters. The Company's judgment could change based on new information, Internal Revenue Service examinations and changes in laws or regulations.

RELATED PARTY TRANSACTIONS
The Company engages in various transactions with related parties. Transactions with related parties are not necessarily indicative of revenues and expenses which would have occurred had the parties not been related.

ACCOUNTING PRONOUNCEMENTS
STATEMENT OF POSITION 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS (SOP 03-1) On January 1, 2004, the Company adopted SOP 03-1. SOP 03-1 addresses a number of topics; one of which is the accounting for contracts with guaranteed minimum death benefits (GMDB). As a result, the cumulative effect of the change in accounting principle from implementing SOP 03-1 was a loss of $606, after-tax ($932 pre-tax). It was comprised of a reduction of $1,428 (pre-tax) to policy and contract reserves and a decrease of $2,360 (pre-tax) to deferred policy acquisition costs. Prior periods have not been restated as it is not permitted by SOP 03-1.

SOP 03-1 requires consideration of a range of potential results to estimate the cost of variable annuity death benefits and income benefits, which generally necessitates the use of stochastic modeling techniques. To maintain consistency with the assumptions used in the establishment of reserves for variable annuity guarantees, the Company utilized the results of this stochastic modeling to estimate expected gross profits, which form the basis for determining the amortization of deferred policy acquisition costs. This new modeling approach resulted in a lower estimate of expected gross profits, and therefore resulted in a write-down of deferred policy acquisition costs.

2.  LIABILITIES FOR CONTRACT GUARANTEES

The Company offers various guaranteed death benefits to variable annuity policyowners including a return of no less than (1) the account value at death;
(2) the sum of all premium payments less prior withdrawals; (3) the sum of all premium payments less prior withdrawals plus a minimum return minus a partial withdrawal adjustment; or (4) the highest account value on a specified anniversary date plus any premium payments since the anniversary minus any withdrawals following the anniversary and, in most cases, minus a partial withdrawal adjustment. The Company currently reinsures those death benefits greater than the sum of all premium payments less prior withdrawals.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


2.  LIABILITIES FOR CONTRACT GUARANTEES, (continued)

The table below presents information regarding the Company's variable annuity contracts with guarantees. The Company's variable annuity contracts may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive. For guarantees of amounts in the event of death, the net amount at risk is defined as the current guaranteed minimum death benefit in excess of the current account value at the balance sheet date.

                                                                                              December 31, 2004

 -------------------------------------------------------------------------------------------------------------------
 Return of Net Deposits
     Account value                                                                          $        1,654,530
     Net amount at risk                                                                     $           68,106
     Average attained age of policyowners                                                                   61

 Return of Net Deposits Plus a Minimum Return
     Account value                                                                          $           31,297
     Net amount at risk                                                                     $              404
     Average attained age of policyowners                                                                   59

 Highest Specified Anniversary Account Value Minus Withdrawals Post
   Anniversary
     Account value                                                                          $        1,170,955
     Net amount at risk                                                                     $            4,704
     Average attained age of policyowners                                                                   61
 -------------------------------------------------------------------------------------------------------------------

The following table summarizes the liabilities for guarantees on variable annuity contracts included in policy and contract reserves:

                                                                                          Minimum Guaranteed Death
                                                                                                   Benefit

 -------------------------------------------------------------------------------------------------------------------
 Balance at January 1, 2004                                                                 $            1,139
     Less reinsurance recoverable                                                                          (53)
 -------------------------------------------------------------------------------------------------------------------
 Net balance at January 1, 2004                                                                          1,086
 Incurred guarantee benefits                                                                             1,495
 Paid guarantee benefits                                                                                (1,593)
 -------------------------------------------------------------------------------------------------------------------
 Net balance at December 31, 2004                                                                          988
     Plus reinsurance recoverable                                                                           34
  -------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2004                                                               $            1,022
 -------------------------------------------------------------------------------------------------------------------

The liability for variable annuity death benefit guarantees is established equal to a benefit ratio multiplied by the cumulative contract charges earned, plus accrued interest less contract benefit payments. The benefit ratio is calculated as the estimated present value of all expected contract benefits divided by the present value of all expected contract charges. For guarantees in the event of death, benefits represent the current guaranteed minimum death payments in excess of the current account balance.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


2.  LIABILITIES FOR CONTRACT GUARANTEES, (continued)

Projected benefits and contract charges used in determining the liability are based on models that involve a range of scenarios and assumptions, including those regarding expected market rates of return and volatility. The assumptions used are consistent with those used in determining estimated gross profits for purposes of amortizing deferred policy acquisition costs. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised.

Assumptions used in determining the GMDB liability included:

o Data used were 50 deterministic scenarios derived from actual historical experience of the 20th century. For each 15 year period beginning with even numbered calendar years, historical returns reflected a 50% investment in equities (S&P 500 as the proxy), 35% in fixed income (lbbotson LT Corporate Total Return) and 15% in cash (T-bills).

o    Mortality was assumed to be 50% of the 1980 CSO table.

o Lapse rates varied by contract type and duration and range from 7.5% to 45%.

Variable universal life-type contracts are sold with secondary guarantees that guarantee that the policy will not lapse, even if the account value is reduced to zero, as long as the policyowner makes scheduled premium payments. Although there was no method prescribed under GAAP for variable universal life secondary guarantee reserving until the issuance of SOP 03-1, the Company had been recording a reserve for these guarantees. At December 31, 2004 and 2003, the Company's estimated policy and contract reserve for these guarantees was $750 and $977, respectively. Mortality assumptions reflect actual Company experience.

The Company has no deferred sales inducements at this time.

3.  INVESTMENTS

Investment income summarized by type of investment was as follows:

                                                                               Year Ended December 31
                                                                  --------------------------------------------------
                                                                        2004            2003            2002
--------------------------------------------------------------------------------------------------------------------
Fixed maturity securities available for sale                       $       20,744  $       20,118  $       15,118
Equity securities available for sale                                           98              59             139
Mortgage loans on real estate                                                 718             665             389
Loans on insurance policies                                                 2,081           1,960           1,976
Cash equivalents                                                              872           1,079           1,340
Other investments                                                               -               -             337
--------------------------------------------------------------------------------------------------------------------
     Gross investment income                                               24,513          23,881          19,299
Investment expenses                                                           645             621             456
--------------------------------------------------------------------------------------------------------------------
     Net investment income                                         $       23,868  $       23,260  $       18,843
--------------------------------------------------------------------------------------------------------------------

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)

3.  INVESTMENTS, (continued)

Net pretax realized investment gains (losses) were as follows:

                                                                                Years Ended December 31
                                                                    ------------------------------------------------
                                                                         2004            2003            2002
--------------------------------------------------------------------------------------------------------------------
Net gains (losses) on disposals, including calls, of investments
   Net losses on disposals of fixed maturity securities
    available for sale                                               $         (46)  $         701   $        (473)
   Net gains on disposal of equity securities available for sale                37               -              14
--------------------------------------------------------------------------------------------------------------------
                                                                                (9)            701            (459)
   Provision for losses on mortgage loans on real estate                         4              (7)            (16)
--------------------------------------------------------------------------------------------------------------------
Net pretax realized investment gains (losses)                        $          (5)  $         694   $        (475)
--------------------------------------------------------------------------------------------------------------------

The Company recorded other than temporary impairments on fixed maturity securities available for sale of $56 and $1,489 for 2004 and 2002, respectively. The Company recorded no other than temporary impairments for 2003.

Proceeds from sales of securities and gross gains and losses realized on those sales were as follows:

                                                                          Year Ended December 31, 2004
                                                                ----------------------------------------------------
                                                                     Proceeds           Gains           Losses
--------------------------------------------------------------------------------------------------------------------
Fixed maturity securities available for sale                      $      13,196      $        581    $       571
Equity securities available for sale                                        635                37              -
--------------------------------------------------------------------------------------------------------------------
     Total                                                        $      13,831      $        618    $       571
--------------------------------------------------------------------------------------------------------------------

                                                                           Year Ended December 31, 2003
                                                                ----------------------------------------------------
                                                                     Proceeds           Gains           Losses
--------------------------------------------------------------------------------------------------------------------
Fixed maturity securities available for sale                      $      31,839      $      1,984    $     1,283
--------------------------------------------------------------------------------------------------------------------

                                                                           Year Ended December 31, 2002
                                                                ----------------------------------------------------
                                                                     Proceeds           Gains           Losses
--------------------------------------------------------------------------------------------------------------------
Fixed maturity securities available for sale                      $      34,233      $      2,054    $     1,038
Equity securities available for sale                                      1,023                14              -
--------------------------------------------------------------------------------------------------------------------
     Total                                                        $      35,256      $      2,068    $     1,038
--------------------------------------------------------------------------------------------------------------------

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)



3.  INVESTMENTS, (continued)

The amortized cost and fair value of investments in securities by type of investment were as follows:

                                                                              December 31, 2004
                                                          ----------------------------------------------------------
                                                            Amortized         Gross Unrealized           Fair
                                                                        -----------------------------
                                                               Cost         Gains         Losses         Value
--------------------------------------------------------------------------------------------------------------------
U.S. Corporate                                             $    291,336  $      9,167  $      1,267  $    299,236
Mortgage-backed                                                  69,440           998           168        70,270
U.S. Treasury securities and obligations of
  U.S. government agencies                                       50,138           495            84        50,549
--------------------------------------------------------------------------------------------------------------------
    Total fixed maturity securities available for sale          410,914        10,660         1,519       420,055
--------------------------------------------------------------------------------------------------------------------
Equity securities available for sale                              1,184           147             -         1,331
--------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                    $    412,098  $     10,807  $      1,519  $    421,386
--------------------------------------------------------------------------------------------------------------------

                                                                              December 31, 2003
                                                          ----------------------------------------------------------
                                                            Amortized         Gross Unrealized           Fair
                                                                        -----------------------------
                                                               Cost         Gains         Losses         Value
--------------------------------------------------------------------------------------------------------------------
U.S. Corporate                                             $    294,490  $     12,468  $      1,972  $    304,986
Mortgage-backed                                                  56,797           934           148        57,583
U.S. Treasury securities and obligations of
  U.S. government agencies                                       59,942           615           313        60,244
--------------------------------------------------------------------------------------------------------------------
    Total fixed maturity securities available for sale          411,229        14,017         2,433       422,813
--------------------------------------------------------------------------------------------------------------------
Equity securities available for sale                              1,782            66             -         1,848
--------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                    $    413,011  $     14,083  $      2,433  $    424,661
--------------------------------------------------------------------------------------------------------------------

At December 31, 2004 and 2003, the Company had fixed maturity securities available for sale with a carrying amount of $3,914 and $4,009, respectively, on deposit with various state insurance departments.

An aging of unrealized losses on the Company's investments in fixed maturity securities available for sale as of December 31, 2004 is as follows:

                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                        Fair Value  Unrealized    Fair Value  Unrealized    Fair Value  Unrealized
                                                      Losses                    Losses                    Losses
--------------------------------------------------------------------------------------------------------------------
U.S. Corporate                          $    54,922 $       675   $    13,523 $       592   $    68,445 $     1,267
Mortgage-backed                              27,122         164           529           4        27,651         168
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                   10,169          84             -           -        10,169          84
--------------------------------------------------------------------------------------------------------------------
    Total                               $    92,213 $       923   $    14,052 $       596   $   106,265 $     1,519
--------------------------------------------------------------------------------------------------------------------

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)

3.  INVESTMENTS, (continued)

For all fixed maturity securities available for sale with an unrealized loss greater than 12 months, such unrealized loss was less than 10% of the Company's carrying value of each fixed maturity security. The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company's intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above fixed maturity securities available for sale, the Company has concluded that the declines in the fair values of the Company's investments in fixed maturity securities available for sale at December 31, 2004 are temporary.

The amortized cost and fair value of fixed maturity securities available for sale by contractual maturity at December 31, 2004 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    Amortized           Fair
                                                                                      Cost             Value
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                          $       19,719   $       19,837
Due after one year through five years                                                   160,899          165,252
Due after five years through ten years                                                  146,403          149,848
Due after ten years                                                                      14,453           14,848
Mortgage-backed securities                                                               69,440           70,270
--------------------------------------------------------------------------------------------------------------------
    Total                                                                        $      410,914   $      420,055
--------------------------------------------------------------------------------------------------------------------

4.  INCOME TAXES

The items that give rise to deferred tax assets and liabilities relate to the following:
                                                                                           December 31
                                                                               -------------------------------------
                                                                                      2004              2003
--------------------------------------------------------------------------------------------------------------------
Deferred policy acquisition costs                                               $        56,609   $        55,832
Prepaid expenses                                                                          1,910             1,797
Net unrealized investment gains                                                           3,285             3,773
Other                                                                                        24                89
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax liability                                                             61,828            61,491
--------------------------------------------------------------------------------------------------------------------
Policy and contract reserves and                                                         41,066            39,927
  accumulated contract values
Deferred future revenues                                                                  3,952             3,551
Deferred compensation                                                                       389               707
Capital loss carryforward                                                                   283                98
Other                                                                                        65               441
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax asset                                                                 45,755            44,724
--------------------------------------------------------------------------------------------------------------------
        Net deferred tax liability                                              $        16,073   $        16,767
--------------------------------------------------------------------------------------------------------------------

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)



4.  INCOME TAXES

AVLIC has approximately $808 of capital loss carryforwards, as of December 31, 2004 that may be applied against capital gains reported in the next five years. The capital loss carryforwards of approximately $138 and $670 will expire in 2005 and 2009, respectively.

The difference between the U.S. federal income tax rate and the tax provision rate is summarized as follows:

                                                                           Years Ended December 31
                                                              ------------------------------------------------------
                                                                     2004             2003              2002
--------------------------------------------------------------------------------------------------------------------
Federal statutory tax rate                                            35.0     %        35.0    %       (35.0)    %
Dividends received deduction                                          (8.8)             (6.1)           (58.6)
Common control transactions                                           (2.4)             (1.9)           (12.9)
Release of federal income tax reserves                                (4.5)              -                -
State income taxes                                                     0.3               0.7              4.1
Other                                                                 (1.7)             (1.3)             5.2
--------------------------------------------------------------------------------------------------------------------
    Effective tax rate                                                17.9     %        26.4    %       (97.2)    %
--------------------------------------------------------------------------------------------------------------------

On April 1, 2002, as described in Note 5, the Company entered into transactions between entities under common control. As a result of the common control transactions, AVLIC recorded tax deductible goodwill. For the year ended December 31, 2004, 2003 and 2002, the Company realized a current income tax benefit of $444, $444 and $269, respectively, attributable to goodwill amortization.

The Company files income tax returns with the Internal Revenue Service and various state tax jurisdictions. From time to time, the Company is subject to routine audits by those agencies and those audits may result in proposed adjustments. The Company has considered the alternative interpretations that may be assumed by the various taxing agencies and believes its positions taken regarding its filings are valid. Based upon review of the Company's tax contingencies, the reserve held for tax related contingencies was reduced by $844 in 2004.

5.  RELATED PARTY TRANSACTIONS

As of December 31, 2004 and 2003, the Company had investments classified as cash equivalents of $3,350 and $7,585, respectively, in various money market mutual funds to which Calvert Asset Management Company, Inc., a subsidiary of AFCO, is the advisor.

Acacia leases premises and equipment on behalf of the Company and certain affiliates. The Company was allocated approximately $245, $209 and $258 for the years ended December 31, 2004, 2003 and 2002, respectively, for its share of the lease costs. During 2002, the Company transferred equipment to Acacia at its net book value of approximately $106. No gain or loss was recognized on this transaction.

During 2004, the Company entered into an agreement with Acacia that assigned all of the rights, duties, obligations and liabilities of a software application agreement to the Company. The Company reimbursed Acacia $171 for the costs incurred by Acacia under the terms of the software application agreement.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)



5.  RELATED PARTY TRANSACTIONS, (continued)

AmerUs, through assumption reinsurance, has assumed approximately 99% of the Company's equity indexed annuity business as of December 31, 2004 and 2003, reducing the reinsurance receivable-affiliate to $135 and $117 as of December 31, 2004 and 2003, respectively. As a condition to assumption reinsurance, certain states have required the Company remain contingently liable in the event the assuming reinsurer is unable to fulfill its obligations. The Company was contingently liable for $5,832 and $10,504 of additional reserves as of December 31, 2004 and 2003, respectively.

The Company has entered into reinsurance agreements (yearly renewable term) with affiliates. Under these agreements, these affiliates assume life insurance risk in excess of the Company's retention limit. These reinsurance contracts do not relieve the Company of its obligations to its policyowners. The Company recorded $7,282, $7,242 and $7,396 of reinsurance premiums, net of ceded allowances, to affiliates for the years ended December 31, 2004, 2003 and 2002, respectively. The Company has recorded reinsurance recoveries from affiliates of $3,477, $5,304 and $3,045 for the years ended December 31, 2004, 2003 and 2002, respectively, reflected in the statement of operations as a reduction of death benefits. Reinsurance recoverable of $731 and $983 and prepaid reinsurance premiums of $3,896 and $3,706 as of December 31, 2004 and 2003, respectively, relate to these agreements and are included in the balance sheet amounts of the same titles.

The Company, through its wholly owned broker dealer, is the underwriter and distributor of variable life insurance and variable annuity policies issued by FALIC and ALIC for which the Company collects a fee and commissions.

The Company has a variable insurance trust (VIT). AVLIC, ALIC and an affiliate, First Ameritas Life Insurance Corp. of New York (FALIC), offer the VIT as an investment option to policyowners through their Separate Accounts. The Company had separate account investments of $570,747 and $620,520 in the VIT as of December 31, 2004 and 2003, respectively. ALIC had separate account investments of $2,701 and $4,282 in the VIT as of December 31, 2004 and 2003, respectively. FALIC had separate account investments of $272 and $627 in the VIT as of December 31, 2004 and 2003, respectively. Affiliates of the Company provide investment advisory and administrative services to the VIT on a fee basis.

The Company offers Calvert Variable Series, Inc. (CVS) mutual funds, an affiliate, to policyowners through the Separate Accounts. Separate Account investments in mutual funds offered through CVS were $85,121 and $65,715 as of December 31, 2004 and 2003, respectively.

The Company has an unsecured loan agreement to borrow up to $15,000 from its parents which came due August 13, 2004 and August 15, 2003. At that time, the maturity date of the promissory note was amended to be August 11, 2005 and August 13, 2004. On August 11, 2005, a new promissory note was issued with a maturity date of August 10, 2006. The note carries an interest rate of LIBOR plus 0.625% (2.90625% at December 31, 2004 and 1.8125% at December 31, 2003).
The notes payable to stockholders of $10,000 at December 31, 2004 and 2003, represents the amount due to the Company's parents under this loan. Other liabilities include $38 and $24 of accrued interest on this note at December 31, 2004 and 2003, respectively.

The Company has entered into guarantee agreements with ALIC and AmerUs whereby they guarantee the full, complete and absolute performance of all duties and obligations of AVLIC.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


5.  RELATED PARTY TRANSACTIONS, (continued)

On April 1, 2002, the Company transferred 13.70676 shares of newly issued common stock valued by the Company at $18,350 to AVLIC. The stock was immediately distributed by AVLIC in the following common control group transactions.

Effective April 1, 2002, AVLIC and Acacia National entered into agreements under which AVLIC accepted, either on a coinsurance (the fixed account business) or on a modified coinsurance basis (the separate account business), the rights, liabilities and obligations of the variable life and annuity products of Acacia National. In addition, AVLIC entered an assumptive reinsurance agreement to assume these ceded policies upon regulatory or policyowner approval as required. These agreements were entered into with Acacia National in exchange for 9.33467 shares of the Company's common stock valued by the Company at $12,500.

On April 1, 2002, in connection with the reinsurance agreements the following assets and liabilities were transferred from Acacia National to AVLIC and deferred taxes recorded:

Assets:

           Fixed maturity securities, available for sale
             (amortized cost $5,498)                                 $     5,930
           Loans on insurance policies                                     3,854
           Cash and cash equivalents                                       1,702
           Accrued investment income                                         197
           Prepaid reinsurance premium                                     1,642
           Deferred policy acquisition costs                              29,785
--------------------------------------------------------------------------------
                           Total assets                                   43,110
--------------------------------------------------------------------------------

Liabilities:

           Policy and contract reserves                                      560
           Accumulated contract values                                    22,021
           Unearned policy charges                                         1,791
           Unearned reinsurance ceded allowance                            2,158
           Deferred federal income taxes                                   4,765
--------------------------------------------------------------------------------
                           Total liabilities                              31,295
--------------------------------------------------------------------------------

            Accumulated other comprehensive income                           281
--------------------------------------------------------------------------------

                           Net assets transferred                         11,534
--------------------------------------------------------------------------------

This transaction is considered a transaction between entities under common control and as such assets and liabilities were transferred at carrying value and no gain or loss was realized. As a result of this transaction, the net assets transferred to AVLIC resulted in an increase in the paid in capital of the Company.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)



5.  RELATED PARTY TRANSACTIONS, (continued)

Also, on April 1, 2002, AVLIC transferred 4.37209 shares of the Company's common stock valued by the Company at $5,850 to Acacia, in exchange for the right to be the sole underwriter for the future production of all variable life and annuity products sold by the Acacia distribution force. This also was a transaction between entities under common control and the field distribution received had no book carrying value.

During 2004, 2003 and 2002, under terms of the assumptive reinsurance agreement entered into between AVLIC and Acacia National, separate account assets and liabilities totaling $210, $37,582 and $106,294, respectively, were transferred from Acacia and the former Acacia National, as applicable, to AVLIC. The assumption reinsurance agreement was completed as of November 1, 2004.

Effective June 1, 2002, Acacia Financial Corporation transferred ownership in The Advisors Group, Inc. to the Company in exchange for 3.73135 newly issued shares of the Company's common stock valued by the Company at $5,000. In connection, the following assets and liabilities were transferred from Acacia Financial Corporation to the Company:

Assets:
           Cash and cash equivalents                                 $     1,858
           Current income taxes                                              181
           Deferred income taxes                                              66
           Other assets                                                    1,769
--------------------------------------------------------------------------------
                           Total assets                                    3,874
--------------------------------------------------------------------------------

Liabilities:

           Other liabilities                                               2,321
--------------------------------------------------------------------------------

                           Net assets transferred                    $     1,553
--------------------------------------------------------------------------------

This transaction is considered a transaction between entities under common control and as such assets and liabilities were transferred at carrying value and no gain or loss was realized. The transaction also qualified as a tax free reorganization under the internal revenue code. As a result of this transaction, the net assets transferred to the Company resulted in an increase in paid in capital of the Company. In June 2003, an additional $308 was paid to the Company by Acacia Financial Corporation under the indemnification provisions of the agreement. Operating results for the year end December 31, 2002, for TAG, are reflected in the consolidated statements of operations for the period from June 1, 2002 to December 31, 2002.

6.  BENEFIT PLANS

The Company participates in a non-contributory defined benefit pension plan sponsored by AHC, in which AMAL Corporation and its subsidiaries have a separate benefit formula. Pension plan costs include current service costs, which are accrued and funded on a current basis, and past service costs, which are amortized over the average remaining service life of all employees on the adoption date. The assets and liabilities of this plan are not segregated. Total Company contributions for the years ended December 31, 2004, 2003 and 2002 were $17, $13 and $8, respectively.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)

6.  BENEFIT PLANS, (continued)

Substantially all employees and agents of the Company participate in a defined contribution plan sponsored by AHC. The Company's contributions to this plan range from 0.5% to 3% of the participant's compensation. In addition, for eligible employees who do not participate in the pension plan, the Company makes a contribution of 6.0% of the participant's compensation. Total Company contributions for the years ended December 31, 2004, 2003 and 2002 were $642, $618 and $583, respectively.

The Company is also included in the post-retirement benefit plan providing group medical coverage to retired employees of AMAL Corporation and its subsidiaries. For associates eligible to retire on or before January 1, 2000, these benefits are a specified percentage of premium until age 65 and a flat dollar amount thereafter. For associates eligible for retirement after January 1, 2000, benefits will be provided up to the date when the associate becomes eligible for Medicare. Employees become eligible for these benefits upon the attainment of age 55, 15 years of service and participation in the plan for the immediately preceding 5 years. Benefit costs include the expected cost of post retirement benefits for newly eligible employees, interest cost, and gains and losses arising from differences between actuarial assumptions and actual experience. The assets and liabilities of this plan are not segregated. Total Company contributions for the years ended December 31, 2004, 2003 and 2002 were $77, $69 and $74, respectively.

Expenses for the defined benefit plan and post-retirement group medical plan are allocated to the Company based on the number of employees in the Company.

7.  REGULATORY MATTERS

The ability of the Company to pay cash dividends to its stockholders may be dependent upon cash dividends from its subsidiaries. AVLIC is required to maintain a certain level of surplus to be in compliance with state laws and regulations and is limited by insurance regulations in the amount of dividends it can pay to its stockholder. Surplus is monitored by state regulators to ensure compliance with risk based capital requirements. AVLIC's statutory surplus was $110,885 and $96,933 at December 31, 2004 and 2003, respectively.

AIC and TAG are subject to minimum net capital requirements under SEC regulations.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures are made regarding fair value information about certain financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, may not be realized in immediate settlement of the instrument. All nonfinancial instruments are excluded from disclosure requirements.

Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS, (continued)

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for each class of financial instrument for which it is practicable to estimate a value:

         Fixed maturity securities available for sale - For publicly traded securities, fair value is determined using an independent pricing source. For securities without a readily ascertainable fair value, the value has been determined using an interest rate spread matrix based upon quality, weighted average maturity and U.S. Treasury yields.

         Equity securities available for sale - Fair value is determined using prices from an independent pricing source.

         Mortgage loans on real estate - Mortgage loans in good standing are valued on the basis of discounted cash flow. The interest rate that is assumed is based upon the weighted average term of the mortgage and appropriate spread over U.S. Treasuries. There were no mortgage loans in default at December 31, 2004 and 2003.

         Loans on insurance policies - Fair value for loans on insurance policies are estimated using a discounted cash flow analysis at interest rates currently offered for similar loans with similar remaining terms. Loans on insurance policies with similar characteristics are aggregated for purposes of the calculations.

         Other investments, cash and cash equivalents, accrued investment income, reinsurance receivable-affiliate and reinsurance recoverable - The carrying amounts equal fair value due to the short maturity of these instruments.

         Accumulated contract values - Funds on deposit which do not have fixed maturities are carried at the amount payable on demand at the reporting date, which approximates fair value.

         Notes payable to stockholders - As the notes payable to stockholders are variable rate notes that reprice frequently, fair value is based on carrying amount.

         Separate account assets and liabilities - The fair value of separate account assets are based upon quoted market prices. Separate account liabilities are carried at the fair value of the underlying assets.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


8.  FAIR VALUE OF FINANCIAL INSTRUMENTS, (continued)

Estimated fair values and related carrying amounts are as follows:

                                                                               December 31
                                                      --------------------------------------------------------------
                                                                   2004                          2003
--------------------------------------------------------------------------------------------------------------------
                                                         Carrying         Fair          Carrying         Fair
                                                          Amount          Value          Amount          Value
--------------------------------------------------------------------------------------------------------------------
Financial assets:
    Fixed maturity securities available for sale       $      420,055 $      420,055 $      422,813  $      422,813
    Equity securities available for sale                        1,331          1,331          1,848           1,848
    Mortgage loans on real estate                              10,295         10,676         11,927          12,270
    Loans on insurance policies                                36,026         30,160         33,851          28,237
    Other investments                                           1,693          1,693          1,611           1,611
    Cash and cash equivalents                                  59,900         59,900         52,162          52,162
    Accrued investment income                                   5,899          5,899          6,085           6,085
    Reinsurance receivable - affiliate                            135            135            117             117
    Reinsurance recoverable                                       938            938          1,502           1,502
    Assets related to separate accounts                     1,916,448      1,916,448      1,862,977       1,862,977
Financial liabilities:
    Accumulated contract values excluding amounts
      held under insurance contracts                   $      438,687 $      438,687 $      441,634  $      441,634
    Notes payable to stockholders                              10,000         10,000         10,000          10,000
    Liabilities related to separate accounts                1,916,448      1,916,448      1,862,977       1,862,977

9.  SEPARATE ACCOUNTS

The Company is currently marketing variable life and variable annuity products which have separate accounts as an investment option. Separate Account V (Account V) was formed to receive and invest premium receipts from variable life insurance policies issued by the Company. Separate Account VA-2 (Account VA-2) was formed to receive and invest premium receipts from variable annuity policies issued by the Company. The Company did not make any investments into the Separate Accounts during 2004, 2003 or 2002.

On October 31, 2002 the Company established Ameritas Variable Separate Account VL (Account VL) and Ameritas Variable Separate Account VA (Account VA) under Nebraska law. Account VL was established to support the variable life contracts assumed under the assumptive reinsurance agreement with Acacia National (Note 5) and Account VA was established to support the variable annuity contracts assumed under this agreement. During 2004 and 2003, under terms of the assumptive reinsurance agreement with Acacia National, $115 and $20,396, respectively, were transferred from the general account to Account VL and $95 and $17,186, respectively, were transferred from the general account to Account VA.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)


9.  SEPARATE ACCOUNTS, (continued)

All separate accounts are registered under the Investment Company Act of 1940, as amended, as unit investment trusts. Assets of the separate accounts are invested in mutual funds and are carried at fair value and are only used to support variable products of the Company.

Amounts in the separate accounts include policyowner investments in mutual fund options offered through affiliates (Note 5). Separate account assets and liabilities are segregated from the other assets and liabilities of the Company.

Amounts in the Separate Accounts are as follows:

                                                            December 31
                                           -------------------------------------
                                                       2004               2003
--------------------------------------------------------------------------------
Separate Account V                             $      421,461     $      387,590
Separate Account VA-2                               1,334,176          1,315,336
Separate Account VL                                    91,556             82,886
Separate Account VA                                    69,255             77,165
--------------------------------------------------------------------------------
                                               $    1,916,448     $    1,862,977
--------------------------------------------------------------------------------

10.  COMMITMENTS AND CONTINGENCIES

INVESTMENTS
The Company's exposure to credit loss is represented by the contractual notional amount of mortgage loan commitments. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments. There were no mortgage loan commitments outstanding as of December 31, 2004 and 2003.

In the normal course of business, the Company enters into underwriting commitments. Transactions relating to such underwriting commitments existing at December 31, 2004 and 2003 were subsequently settled and had no material effect on the consolidated balance sheets as of that date.

LITIG
From time to time, the Company and its subsidiaries are subject to various legal matters in the normal course of business. Management does not believe that the Company is party to any such pending litigation which would have a material adverse effect on its consolidated balance sheet.

11.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company through its broker dealer is engaged in various trading and brokerage activities serving a diverse group of corporate, institutional and individual investors. A significant portion of the Company's transactions are on a principal basis, which are subject to the risk of counterparty nonperformance. The Company's exposure to credit risk associated with the contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the counterparties' ability to satisfy their obligations to the Company. The Company's liability under these arrangements is not quantifiable. However, the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is carried on the consolidated balance sheets for these transactions.

                       AMAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (in thousands)



11.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, (continued)

The Company believes it has effective procedures for evaluating and limiting the credit and market risks to which it is subject.

The Company through its broker dealer has provided guarantees to its clearing brokers. Under the agreements, the Company has agreed to indemnify the clearing brokers for customers introduced by the Company that are unable to satisfy the terms of their contracts. The Company's liability under these arrangements is not quantifiable. However, management believes the potential for the Company to be required to make payments under these agreements is remote. Accordingly, no amounts are recorded on the consolidated balance sheets for these contingent liabilities.

12. SUBSEQUENT EVENT

As of September 26, 2005, ALIC purchased 40.19447 shares of the Company's common stock from AmerUs whereby increasing ALIC's ownership to over 85% of the Company. Upon the sale of shares, AmerUs was released from its obligation under the guarantee agreement for AVLIC's full, complete and absolute performance. Concurrently, the Company exchanged 70,499 shares of AIC common stock to AmerUs for its remaining 2.00225 shares of the Company's common stock whereby AmerUs became more than a 33% owner of AIC.